UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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VARIAN MEDICAL SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On behalf of Varian Medical Systems, Inc. (“Company”), attached are the following documents:

Exhibit A	Press Release of the Company announcing “Varian Medical Systems To Webcast Special Stockholders’ Meeting”.

This document is being released on the even date hereof to the public.

Exhibit A

FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803

elisha.finney@varian.com

Spencer Sias (650) 424-5782

spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems To Webcast Special Stockholders’ Meeting

PALO ALTO, CA., May 19, 2004 — Varian Medical Systems, Inc. (NYSE:VAR) today announced that the company will webcast the previously announced special meeting of its stockholders on June 10, 2004 at 1:00 p.m. Pacific Time.  Varian Medical Systems’ stockholders of record are being asked to approve an amendment to its Restated Certificate of Incorporation to increase the number of authorized shares of common stock by 90 million shares to a total of 189 million shares for general business purposes and a possible stock split.

Varian Medical Systems’ stockholders of record on April 12, 2004 will be entitled to vote at the special meeting.  The special stockholder meeting will be held at 1:00 p.m. Pacific Time on June 10, 2004 at its headquarters at 3100 Hansen Way, Palo Alto, California.

The Varian Medical Systems Special Stockholder Meeting may be accessed via:

Internet Simulcast:	http://investor.varian.com

Teleconference:	Domestic dial 1-888-482-0024 and enter confirmation code 36384082 prior to the start of the meeting at 1:00 p.m. PDT/4:00 p.m. EDT.
International dial 1-617-801-9702 and enter confirmation code 36384082 prior to the start of the call at 1:00pm PDT/4:00 p.m. EDT.
*Note: If the number of lines allocated to the call are exhausted, the webcast or replay should be utilized.

Replay:	The teleconference will be rebroadcast until 5:00 p.m. PDT, Friday, June 11, 2004 and can be accessed by:
• Domestic: 1-888-286-8010 and entering access code 78500095
• International: 1-617-801-6888 and entering access code 78500095
• Clicking on the “Special Stockholder Meeting” icon on the company’s website.

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Additional information on Varian Medical Systems may be obtained on the company’s website.  Investors can subscribe to receive automatic “E-mail Alerts” regarding Varian news and events via the company website at www.varian.com/investor

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Varian Medical Systems, Inc., (NYSE:VAR) of Palo Alto, California is the world’s leading manufacturer of integrated cancer therapy systems, which are treating thousands of patients per day.  The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications.  Varian Medical Systems employs approximately 3,160 people who are located at manufacturing sites in North America and Europe and in its 48 sales and support offices around the world.  In its most recent fiscal year ended September 26, 2003, Varian Medical Systems reported sales of over $1 billion.  Additional information is available on the company’s investor relations web site at www.varian.com

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about plans to hold a special stockholders meeting, mail a proxy statement to Varian Medical Systems stockholders, and a vote by Varian Medical Systems stockholders on a proposal to amend the company’s restated certificate of incorporation to increase the company’s authorized shares of common stock.  Actual results might differ materially from these statements due to risks and uncertainties, including those associated with the approval of the proposal by Varian Medical Systems’ stockholders; and changes in general economic, business and industry conditions.  More complete descriptions of the risks applicable to Varian Medical Systems appear in the company’s documents filed with the Securities and Exchange Commission and available on request from Varian Medical Systems. Varian Medical Systems disclaims any intent or obligation to update these forward-looking statements.